UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): February 9, 2006

Plantronics, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	1-12696	77-0207692
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

345 Encinal Street
Santa Cruz, California 95060
(Address of Principal Executive Offices including Zip Code)

(831) 426-5858
(Registrant's Telephone Number, Including Area Code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - Financial Information

Item 2.02 Results of Operations and Financial Condition

On February 9, 2006, Plantronics, Inc., a Delaware corporation (“the Company”) issued a press release reporting a reduction to income tax expense that was not reflected in its earnings press release of January 24, 2006. As a result of this change, income tax expense for the nine months ended December 31, 2005 was lower by approximately $3 million and net income was higher by the same amount. Specifically, net income for the nine months ended December 31, 2005 was $60.4 million or $1.24 per diluted share, rather than the $57.4 million and $1.18 per share as previously reported. For the three months ended December 31, 2005, net income was $25 million and $0.52 per share in comparison to $22.0 million and $0.46 per share, as previously reported.

The tax provision for the third quarter of fiscal 2006 includes the benefit from the reversal of $1.7 million of deferred tax liabilities relating to the purchase accounting for the Altec Lansing acquisition, which had not been included in our results in the earnings press release. Also included in the tax provision for the third quarter of fiscal 2006 is the benefit from the reversal of $1.3 million of deferred tax liabilities relating to the purchase accounting for Altec Lansing which should have been recorded in the second quarter of fiscal 2006, the effect of which was to increase third quarter net income by $1.3 million and earnings per share by $0.03 per diluted share.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained herein, including Exhibit 99.1 attached hereto, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

SECTION 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

The following exhibits are furnished as part of this report.

Exhibit Number	Description

99.1	Press release issued by Plantronics, Inc. dated February 9, 2006 entitled “Plantronics Files Quarterly Report on Form 10-Q”

SIGNATURE

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLANTRONICS, INC.

Date: February 9, 2006	By:	/s/ Barbara Scherer
Barbara Scherer
Senior Vice President and Chief Financial Officer